Exhibit 10.7

CONTRIBUTION AGREEMENT

by and among

PHYSICIANS REALTY L.P.,

PHYSICIANS REALTY TRUST,

and

ZIEGLER HEALTHCARE REAL ESTATE FUND III, LLC

Dated as of June 19, 2013

i

Schedule 1.02(a)	Contribution Consideration
Schedule 4.04	Consents and Approvals
Schedule 4.08(b)	Contributed Properties
Schedule 4.08(c)	Leases
Schedule 4.12	Existing Loans

Exhibit A	List of Ziegler Fund Entities
Exhibit B	Operating Partnership Agreement
Exhibit C	Form of Assignment and Assumption of Membership Interests
Exhibit D	Formation Transaction Documents
Exhibit E	Mortgage Indebtedness on Contributed Properties

DEFINED TERMS

TERM	SECTION
Accredited Investor	Section 6.02(a)
Affiliate	Section 6.02(b)
Agreement	Introduction
Alternate Transaction	Section 6.02(c)
Amendment	Section 1.02(a)
Assignment and Assumption of Membership Interests	Section 6.02(d)
Assumed Contracts	Section 6.02(e)
Assumed Liabilities	Section 6.02(f)
Business Day	Section 6.02(g)
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 6.02(h)
Consent Form	Section 6.02(i)
Contributed Assets	Section 6.02(j)
Contributed Entities	Recitals
Contributed Interest	Recitals
Contributed Properties	Section 6.02(k)
Contribution Consideration	Section 1.02(a)
Contributor	Introduction
Dispute	Section 6.08(a)
Eliminated Assets	Section 5.06
Environmental Laws	Section 6.02(l)
Excluded Assets	Section 5.06
Existing Loan Documents	Section 4.12
Existing Loans	Section 4.12
Formation Transaction Documents	Section 6.02(m)
Formation Transactions	Section 6.02(o)
Fund Material Adverse Effect	Section 6.02(p)
Governmental Authority	Section 6.02(q)
Indemnified Party	Section 6.17(a)
JAMS	Section 6.08(b)
Laws	Section 6.02(r)
Leases	Section 4.08(b)
Liens	Section 6.02(s)
Losses	Section 6.17(a)
Members	Section 1.02(a)
Offering	Recitals
Offering Closing Date	Section 6.02(t)
Offering Price	Section 6.02(v)
OP Material Adverse Effect	Section 6.02(w)
OP Units	Recitals
Operating Partnership	Introduction
Operating Partnership Agreement	Section 2.06

Organizational Documents	Section 6.02(x)
Other Ziegler Fund Contribution Agreements	Recitals
Outside Date	Section 2.06
Permitted Liens	Section 6.02(y)
Person	Section 6.02(z)
Properties	Section 6.02(aa)
Property Entities	Recitals
REIT	Introduction
REIT Shares	Recitals
SEC	Section 2.01(a)(i)
Securities Act	Section 6.02(bb)
Sponsor	Recitals
Subsidiary	Section 6.02(cc)
Tax	Section 6.02(dd)
Tax Return	Section 6.02(ee)
Transfer Taxes	Section 5.03(b)

v

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of June 19, 2013 (this “Agreement”), by and among Physicians Realty Trust, a Maryland real estate investment trust (the “REIT”), Physicians Realty L.P., a Delaware limited partnership (the “Operating Partnership”) and a subsidiary of the REIT, and Ziegler Healthcare Real Estate Fund III, LLC, a Delaware limited liability company (the “Contributor”). Certain capitalized terms are defined in Section 6.02 of this Agreement.

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Exhibit A hereto;

WHEREAS, the parties to this Agreement wish to effect a transaction pursuant to which (a) the Contributor will contribute to the Operating Partnership all of the Contributor’s direct and indirect interests (the “Contributed Interests”) in the entities identified under the heading “Contributed Entities – Ziegler Healthcare Real Estate Fund III, LLC” on Exhibit A hereto (the “Contributed Entities”), which Contributed Interests include the direct and indirect interests in any property owning entity where a Contributed Entity is not the owner of the Contributed Property (the “Property Entities”), and which the Contributed Entities and Property Entities own, directly, or indirectly, the undivided interest in the Contributed Properties and the other Contributed Assets identified herein, and (b) the Operating Partnership shall acquire from the Contributor, all of the Contributor’s right, title and interest in and to such Contributed Interests, including all of the Contributed Entities’ right, title and interest in the Property Entities and to the Contributed Properties and the other Contributed Assets, in exchange for OP Units and the assumption by the Operating Partnership of the Assumed Liabilities, all on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, each of Ziegler Healthcare Real Estate Fund I, LLC, Ziegler Healthcare Real Estate Fund II, LLC and Ziegler Healthcare Real Estate Fund IV, LP (each such entity and the Contributor may be referred to herein as a “Ziegler Fund Entity”) will enter into a contribution agreement with the REIT and the Operating Partnership in substantially the same form as this Contribution Agreement (the “Other Ziegler Fund Contribution Agreements”) with respect to the properties and entities owned by each of the other Ziegler Fund Entities described on Exhibit A hereto; and

WHEREAS, the Formation Transactions are being undertaken in connection with the proposed underwritten initial public offering (the “Offering”) of common shares of beneficial interest of the REIT, par value $.01 per share (“REIT Shares”), following which the REIT will operate as a real estate investment trust within the meaning of Section 856 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01 CONTRIBUTION TRANSACTION; ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES.

(a) At the Closing and subject to the terms and conditions contained in this Agreement and in accordance with applicable Laws, the Contributor shall contribute, assign, set over, transfer, convey and deliver to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens (other than Permitted Liens with respect to the Contributed Properties), all of its right, title and interest in and to the Contributed Assets, including the Contributed Properties and all rights to indemnification in favor of the Contributor under the Organizational Documents; provided, that the Operating Partnership shall accept the assignment by the Contributor and agrees to be bound by the terms of the Organizational Documents governing the Contributor’s Contributed Interests on or after the Closing Date.

(b) At the Closing and subject to the terms and conditions contained in this Agreement, the Operating Partnership shall assume all of the Assumed Liabilities.

(c) Without limiting the foregoing, the Contributor, on behalf of itself and its Affiliates, consents to, and agrees and acknowledges that all requirements and conditions for the transactions contemplated by this Agreement, including the transfer of the Contributed Assets and the admission of the Operating Partnership as a partner or member of each of the Contributed Entities have been satisfied or otherwise waived or shall be satisfied or otherwise waived at or prior to Closing.

Section 1.02 CONSIDERATION.

(a) At the Closing, subject to the terms and conditions contained in this Agreement, the Operating Partnership shall issue to the Contributor the number of OP Units set forth on Schedule 1.02(a) (the “Contribution Consideration”). The parties acknowledge that, beginning one year following the Closing, but not before, the Contributor may distribute some or all of the Contribution Consideration to its members who represent to the Contributor and the Operating Partnership that they meet the definition of “accredited investor” as set forth in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The transfer of OP Units to any transferee shall be evidenced by written instructions from the Contributor to the Operating Partnership and by an amendment to the OP Agreement (the “Amendment”).

(b) At the Closing, the Contributor shall be admitted as a limited partner of the Operating Partnership.

Section 1.03 FURTHER ACTION. If, at any time after the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments (including any intellectual property assignments), certificates, affidavits, consents, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership all of the Contributor’s right, title and interest in or to the

Contributed Interests and all of the Contributed Entities’ or Property Entities’ right, title and interest in and to the Contributed Assets, the Contributor shall execute and deliver all such deeds, bills of sale, assignments (including any intellectual property assignments), certificates, affidavits, consents and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in such Contributed Interests and Contributed Assets and to otherwise to carry out the terms of this Agreement.

ARTICLE II

CLOSING

Section 2.01 CONDITIONS PRECEDENT.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver by each party hereto on or prior to the Closing of the following conditions:

(i) Registration Statement. The registration statement relating to the Offering shall have been declared effective under the Securities Act and will not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order.

(ii) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(b) Conditions to the Obligations of the Operating Partnership. The obligations of the Operating Partnership to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):

(i) Representations and Warranties. The representations and warranties of the Contributor contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Contributor. The Contributor shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Action, Suits and Proceedings. No proceeding before any court, or any governmental body or authority pertaining to the Contributor, the Contributed Assets, the Contributed Properties, or the transaction contemplated by this Agreement shall have been instituted or threatened on or before the Closing Date.

(iv) Offering Closing. The closing of the Offering shall occur substantially concurrently with the Closing.

(v) Bankruptcy and Similar Events. There shall not have been filed, by or against the Contributor or any Contributed Entity a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, liquidation or dissolution or similar relief under Title 11 of the United States Code, as amended from time to time, or similar insolvency law, which has not been dismissed before the Closing Date.

(vi) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Contributor to consummate the transactions contemplated hereby shall have been obtained. The Operating Partnership shall have received all licenses, permits, certificates, approvals and other authorizations from the appropriate Governmental Authorities that are necessary or appropriate in connection with the transfer of the Contributed Interests, the operation of the Contributed Properties and the transaction contemplated by this Agreement.

(vii) No Fund Material Adverse Effect. There shall have not occurred between the date hereof and the Closing Date a Fund Material Adverse Effect.

(viii) Formation Transactions. The Formation Transactions shall have been or shall be scheduled to be consummated substantially concurrently in accordance with the timing set forth in the respective Formation Transaction Documents.

(ix) Approval of Formation Transactions. The transaction contemplated hereby and the other Formation Transactions shall have been approved or consented to in writing by holders of a majority-in-interest of the equity interests of the Contributor.

(x) Working Capital. The Contributed Entities, in the aggregate, shall have net working capital, defined as current assets minus current liabilities, of not less than zero, as of the Closing Date.

(c) Conditions to the Obligations of the Contributor. The obligation of the Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Contributor in whole or in part):

(i) Representations and Warranties. Except as would not have an OP Material Adverse Effect, the representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Operating Partnership. Except as would not have an OP Material Adverse Effect, the Operating Partnership shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 2.02 TIME AND PLACE. Unless this Agreement shall have terminated pursuant to Section 2.06, and subject to the satisfaction or waiver of the conditions in Section 2.01, the closing of the contributions contemplated by Section 1.01 and the other transactions contemplated by this Agreement shall occur substantially concurrently with the receipt by the REIT of the proceeds from the Offering from the underwriters (the “Closing” or the “Closing Date”). The Closing shall take place at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219 or such other place as determined by the REIT in its sole discretion.

Section 2.03 DELIVERY OF CONTRIBUTION CONSIDERATION.

(a) At or prior to the Closing, the Contributor shall deliver, or cause to be delivered, to the Operating Partnership all documents necessary or appropriate to consummate the Closing, including the following, all in form and substance acceptable to the Operating Partnership:

(i) an Assignment and Assumption of Membership Interests transferring all of Contributor’s right, title and interest in and to the Contributed Interests to the Operating Partnership;

(ii) Contributor’s Certificate certifying to the Operating Partnership (i) the accuracy of Contributor’s representations and warranties made by Contributor hereunder, and (ii) the accuracy and current enforceability of the organizational documents for the Contributed Entities;

(iii) all documents and instruments, if any, necessary to reflect the change in members, officers and managers of each Contributed Entity in its state of formation and each state in which a Contributed Entity is qualified;

(iv) An affidavit certifying that Contributor and each Contributed Entity are not a “foreign person”, as that term is defined by Section 1445 of the Internal Revenue Code of 1986, as amended;

(v) all documents required by a lender in connection with the assumption or prepayment of an Existing Loan at or prior to Closing, duly executed by each applicable party; and

(vi) any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed Assets, free and clear of all Liens (other than Permitted Liens) and to effectuate the transactions contemplated hereby.

(b) At or prior to the Closing, the Operating Partnership shall deliver, or cause to be delivered, to Contributor all documents necessary or appropriate to consummate the Closing, including the following, all in form and substance acceptable to the Contributor:

(i) an Assignment and Assumption of Membership Interests;

(ii) the Contribution Consideration; and

(iii) any other documents reasonably requested by the Contributor as may be reasonably necessary or proper to effectuate the transactions contemplated hereby.

Section 2.04 CLOSING COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Contributor in connection with the Formation Transactions and the Offering.

Section 2.05 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if the transactions contemplated herein shall not have been consummated on or prior to December 31, 2013 (such date is hereinafter referred to as the “Outside Date”).

Section 2.06 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and the Contributor under this Agreement shall terminate.

Section 2.07 TAX WITHHOLDING. The Operating Partnership shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement such amounts as the Operating Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP

The Operating Partnership hereby represents and warrants to the Contributor as follows:

Section 3.01 ORGANIZATION; AUTHORITY. The Operating Partnership is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full right, power, and authority to enter into this Agreement and to assume and perform its obligations under this Agreement, and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by the Operating Partnership of its obligations hereunder have been duly authorized by all requisite action of the Operating Partnership.

Section 3.02 OP UNITS VALIDLY ISSUED. The OP Units, when issued in accordance with the terms of this Agreement and the Operating Partnership Agreement, will be duly and validly authorized and issued, and will be fully paid, without any obligation to restore capital, except as required by the Delaware Revised Uniform Limited Partnership Act (the “Limited Partnership Act”).

Section 3.03 OPERATING PARTNERSHIP AGREEMENT. Attached as Exhibit B hereto is a copy of the Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”) in substantially final form.

Section 3.04 NO BROKER. The Operating Partnership has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any Person which will result in the obligation of the Contributor or any Affiliates thereof to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

Section 3.05 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III, the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

The Contributor hereby represents and warrants to the Operating Partnership that as of the Closing Date:

Section 4.01 ORGANIZATION; AUTHORITY.

(a) The Contributor, each Contributed Entity and each Property Entity has been duly formed, is validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documents to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of the Contributor, Contributed Entity or any Property Entity pursuant to this Agreement or the other Formation Transaction Documents) and to carry out the transactions contemplated hereby and thereby, and to carry on its business as presently conducted. The Contributor and each Contributed Entity and Property Entity, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

(b) Exhibit A sets forth as of the date hereof with respect to the Contributor (i) each Contributed Entity and Property Entity, (ii) the direct or indirect ownership interest therein of the Contributor, (iii) if not wholly owned by the Contributor, the identity and ownership interest of each of the other owners of each Contributed Entity and Property Entity, (iv) each Contributed Property, the ownership interest therein of each Contributed Entity or Property Entity, and if not wholly owned by the Contributed Entity, the identity and ownership interest of each of the other owners of interests in each Contributed Property. Except as set forth on Schedule 4.01(b), neither the Contributor, Contributed Entity nor Property Entity (a) owns any equity or ownership interest in any other Person or (b) has any outstanding obligations to repurchase, redeem or otherwise acquire any outstanding ownership interests in any Contributed Entity, Property Entity or any other Person.

(c) The Operating Partnership has been provided complete and accurate copies of Organizational Documents, as amended through the date hereof, and such Organizational Documents are in full force and effect as of the date hereof and have not been further modified or amended.

(d) Each of the Contributed Interests in each Contributed Entity is duly authorized and validly issued, is fully-paid and nonassessable and free of preemptive rights, and, is owned free and clear of any and all liens, claims, options, charges, security interests and encumbrances (including any imposed by law in any jurisdiction). All of the Contributed Interests have been duly authorized and are validly issued, fully paid and nonassessable and are subject to no restrictions, approvals, pre-emptive rights or covenants regarding transfer which have not been waived.

(e) All amounts due by the members of each Contributed Entity under its Organizational Documents have been paid in full, and there is no requirement for the holder of any Contributed Interest to make any additional contribution to, or be liable for obligations of, the Contributed Entity.

(f) The sole asset of each Contributed Entity will, as of the Closing Date, consist of, and has since the date of creation of such Contributed Entity consisted solely of, its interest in its respective Contributed Property or interests in any Property Entity.

Section 4.02 DUE AUTHORIZATION. The execution, delivery and performance by the Contributor of this Agreement and the other Formation Transaction Documents (including any agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement or the other Formation Transaction Documents) to which it is a party have been duly and validly authorized by all necessary actions required of the Contributor. This Agreement, the other Formation Transaction Documents and each agreement, document and instrument executed and delivered by or on behalf of the Contributor, Contributed Entity or any Property Entity pursuant to this Agreement or the other Formation Transaction Documents constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, such Contributed Entity or such Property Entity, each enforceable against the Contributor, such Contributed Entity or such Property Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03 OWNERSHIP OF CONTRIBUTED ASSETS. The Contributor is the sole record owner of all of the Contributed Assets and has the power and authority to transfer, sell, assign and convey to the Operating Partnership the Contributed Assets free and clear of any Liens, except for Permitted Liens, and, upon delivery of the consideration for the Contributed Assets as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens, except for Permitted Liens. Except as expressly provided by this Agreement or the other applicable Formation Transaction Documents, there are no rights to purchase, consent or veto rights with respect to transfers, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (a) relating to any of the Contributed Assets, (b) related to any of the Contributed Entities or Property Entities or (c) to purchase, transfer or to otherwise acquire, or to in any way encumber, any equity interest in any of the Contributed Entities or Property Entities or any of the Contributed Assets (including, without limitation, any securities or obligations of any kind convertible or exchangeable into any of the interests which comprise Contributed Interests). None of the Contributor, Contributed Entities or any of the Property Entities is a party to, or bound by, any agreement for the sale of its assets, for the grant to any Person of any preferential right to purchase any such assets or any operating business.

Section 4.04 CONSENTS AND APPROVALS. Except as shall have been obtained or satisfied on or prior to the Closing Date, or as set forth on Schedule 4.04, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by the Contributor or any Contributed Entity or Property Entity in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documents to which the Contributor, the Contributed Entities or the Property Entities is a party and the transactions contemplated hereby and thereby.

Section 4.05 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement, including the Formation Transaction Documents, and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Contributor, the Contributed Entities or the Property Entities, (b) any agreement, document or instrument to which the Contributor, any Contributed Entity or any Property Entity is a party or by which the Contributor, any Contributed Entity, and Property Entity, any Contributed Property or any of the Contributed Assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Contributor, the Contributed Assets, any Contributed Entity, any Contributed Property or Property Entity.

Section 4.06 LICENSES AND PERMITS. All notices, licenses, permits, certificates and authorizations required for the continued ownership use, occupancy, management, leasing and operation of the Contributed Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documents) are assignable to the Operating Partnership, except in each case for items that, if not so obtained, obtainable or transferred, would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. Neither the Contributor, the Contributed Entities nor the Property Entities, nor, to the knowledge of the Contributor, any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, nor has any one of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity or Person to revoke any such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or other entity and except as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 4.07 COMPLIANCE WITH LAWS. To the Contributor’s knowledge, the Contributor, the Contributed Entities and the Property Entities have conducted their respective businesses in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. To the Contributor’s knowledge, neither the Contributor, the Contributed Entities nor the Property Entities, is in violation of any Laws or has been informed in writing of any continuing violation of any Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation. There has not been committed by the Contributor, the Contributed Entities or the Property Entities or, to the knowledge of the Contributor, any other Person in occupancy of or involved with the operation or use of the Contributed Properties any act or omission affording any other Governmental Authority the right of enforcement or forfeiture as against any Contributed Property or any part thereof.

Section 4.08 CONTRIBUTED PROPERTIES.

(a) The Contributor, a Contributed Entity or a Property Entity is the insured under a policy of title insurance as the owner of, and, to the knowledge of the Contributor, each Contributed Entity or Property Entity is the owner of good marketable and insurable fee simple title to the Contributed Property owned by the Contributed Entity or Property Entity, in each case free and clear of all Liens except for Permitted Liens. No Person has any right or option to acquire all or any portion of any Contributed Property, other than the Operating Partnership pursuant to this Agreement.

(b) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, or as set forth on Schedule 4.08(b), (1) neither the Contributor, any of the Contributed Entities nor any of the Property Entities nor, to the knowledge of the Contributor, any other party to any material agreement affecting any Contributed Property (other than a Lease (as such term is hereinafter defined) for space within such Contributed Property), is in breach or default of any such agreement, (2) to the knowledge of the Contributor, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of the Contributor, Contributed Entities or the Property Entities, except for Permitted Liens, or otherwise reasonably be expected to have a Fund Material Adverse Effect and (3) all agreements affecting any Contributed Property required for the continued ownership, use, occupancy, management, leasing and operation of such Contributed Property (exclusive of space Leases) are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(c) Schedule 4.08(c) sets forth true and accurate information with respect to the Leases of each Contributed Property, including the tenant, lease term expiration date and current rent terms. No renewal options exist that are not otherwise specified in the Leases (as described below). Subject to the terms of any ground lease, no party has any rights of possession or occupancy to any of the Contributed Properties except for the Leases. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect or that are otherwise disclosed on Schedule 4.08(c), (1) neither the Contributor, the Contributed Entities, nor the Property Entities, nor, to the knowledge of the Contributor, any other party to any Lease, is in breach or default of any such Lease, (2) to the knowledge of the Contributor, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease or would permit termination, modification or acceleration under such Lease and (3) to the knowledge of the Contributor, each of the leases (and all amendments thereto or modifications thereof) to which the Contributor, the Contributed Entities or the Property Entities is a party or by which the Contributor, the Contributed Entities or the Property Entities or any Contributed Property is bound or subject (collectively, the “Leases”) is valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Subject to the Leases, each Contributed Entity or Property Entity has enjoyed the continuous and uninterrupted quiet possession, use and operation of its Contributed Property. There exists no unfulfilled obligation on the part of the Contributor, Contributed Entity or any Property Entity to dedicate or grant an easement or easements over any portion or portions of any of the Contributed Property to any Governmental Authority.

(d) All the buildings, fixtures and leasehold improvements used by the Contributor, Contributed Entity or any Property Entity (or their agents) in connection with the use and operation of the improvements located on the Contributed Properties are located on such Contributed Property. Each of the Contributed Properties abuts on at least one side a public street or road in a manner so as to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel from a public street or road.

(e) The Contributor has valid title to or valid rights of use in all of the Contributed Assets which are material to the conduct of the Contributor’s business as conducted on the date hereof. To the Contributor’s knowledge, all such Contributed Assets are in adequate condition for the conduct of Contributor’s business as currently conducted, ordinary obsolescence or wear and tear excepted, and subject to any normally required periodic repairs, maintenance or replacement. There are no known, material defects in the Contributed Assets or

Contributed Properties, including all systems therein, all structural components of the buildings located thereon (including, without limitation, the roof and the exterior walls and all operating systems, including, without limitation, the air conditioning system, the heating system, the plumbing system, the electrical system, the fire alarm system, if any, and the sprinkling system, if any), and, to the Contributor’s knowledge, all Contributed Assets are adequate and in good working order and condition and will be in good working order and condition on the Closing Date. To the Contributor’s knowledge, all water, sewer, electric, natural gas, telephone, drainage facilities and all other utilities required for the current use of each Contributed Property are installed to the boundary of such Contributed Property, are connected with valid permits, comply with all applicable governmental requirements and are adequate to service the Contributed Property for its current use, and no utility deposits are on deposit with respect to any such facilities.

(f) The zoning of each parcel of Contributed Property permits the presently existing improvements and the continuation of the business presently being conducted on such parcel. There is no pending or, to the Contributor’s knowledge, contemplated rezoning of any Contributed Property. To the Contributor’s knowledge, all the Contributed Property is in compliance with all applicable laws, ordinances and regulations in all material respects.

Section 4.09 INSURANCE. Either the Contributor, a Contributed Entity or a Property Entity has in place the public liability, casualty and other insurance coverage with respect to each Contributed Property owned by it as the Contributor reasonably deems necessary and in all cases including such coverage as is required under the terms of any continuing loan or Lease. Each of the insurance policies with respect to each Contributed Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the knowledge of the Contributor, neither the Contributor, a Contributed Entity nor a Property Entity has received from any insurance company any notices of cancellation or intent to cancel any insurance.

Section 4.10 ENVIRONMENTAL MATTERS. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, to the knowledge of the Contributor, (A) the Contributor, the Contributed Entities, the Property Entities and each Contributed Property are in compliance with all Environmental Laws, (B) neither the Contributor, any Contributed Entity nor any Property Entity has received any written notice from any Governmental Authority or third party alleging that the Contributor, a Contributed Entity or Property Entity or any Contributed Property is not in compliance with applicable Environmental Laws, (C) no hazardous substance has been located on any Contributed Property in violation of applicable Environmental Laws or has been released into the environment in violation of applicable Environmental Laws, or discharged, placed or disposed of at, on or under any Contributed Property in violation of applicable Environmental Laws; (D) no underground storage tanks have been placed on or under any Contributed Property by the Contributor, and to the Contributor’s knowledge, no underground storage tanks are present or were at any time located on or under any Contributed Property; and (E) there has not been a release of a hazardous substance on any Contributed Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 4.10 constitute the sole and exclusive representations and warranties made by the Contributor concerning environmental matters.

Section 4.11 EMINENT DOMAIN. There is no existing or, to the knowledge of the Contributor, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, which would affect any Contributed Property.

Section 4.12 EXISTING LOANS. Schedule 4.12 lists, as of the date hereof, all secured loans presently encumbering the Contributed Properties or any direct or indirect interest in the Contributor, any Contributed Entities or any Property Entities, and any unsecured loans relating thereto to be assumed by the REIT or any Subsidiary of the REIT at Closing (collectively, the “Existing Loans”). Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect or that are otherwise disclosed on Schedule 4.12, no monetary default (beyond applicable notice and cure periods) by any party exists under any of the Existing Loans and the documents entered into in connection therewith (collectively, the “Existing Loan Documents”) and no non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Existing Loan Documents.

Section 4.13 FINANCIAL STATEMENTS. The consolidated financial statements of the Contributor, the Contributed Entities or the Property Entities delivered to the Operating Partnership have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments, and fairly present in all material respects the financial condition and results of operations of the Contributor, the Contributed Entities or the Property Entities as of the dates indicated therein and for the periods ended as indicated therein.

Section 4.14 TAXES.

(a) The Contributor has timely and properly filed (or caused to be timely and properly filed) all Tax Returns required to be filed by it and each Contributed Entity (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such Tax Returns are true, accurate and complete in all material respects;

(b) the Contributor, each Contributed Entity and each Property Entity have paid (or have had paid on their behalf) all Taxes as required to be paid by them;

(c) no income or material non-income Tax Returns filed by the Contributor, any Contributed Entity or any Property Entity are the subject of a pending or ongoing audit, and

(d) no deficiencies for any income or material non-income Taxes have been proposed, asserted or assessed against the Contributor, any Contributed Entity or any Property Entity, and no requests for waivers of the time to assess any such Taxes are pending. Since its formation, for U.S. federal income tax purposes, the Contributor, each Contributed Entity and each Property Entity has been treated as a partnership or as a disregarded entity, and not as a corporation or an association taxable as a corporation for each year of its existence.

Section 4.15 LITIGATION. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting the Contributor, any of the Contributed Entities, any of the Property Entities or any Contributed Property in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (1) in any manner raises any question affecting the validity or enforceability of this Agreement, (2) could materially and adversely affect the business, financial position, or results of operations of the Contributor, any of the Contributed Entities, any of the Property Entities or any of the Contributed Properties, (3) could adversely affect the ability of the Contributor, any Contributed Entity or any Property Entity to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (4) could create a lien on the Contributed Interests or any Contributed Property, any part thereof, or any interest therein or any Contributed Property, or (5) could adversely affect the Contributed Interests, any part thereof, or any interest therein or any Contributed Property.

Section 4.16 INSOLVENCY. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the Contributor’s knowledge, threatened against the Contributor, any Contributed Entities, any Property Entities or any Contributed Property, nor are any such proceedings contemplated by the Contributor.

Section 4.17 SECURITIES LAW MATTERS.

(a) The Contributor acknowledges that: (i) the REIT and Operating Partnership intend the offer and issuance of OP Units to the Contributor to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of the Contributor as an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) acquiring OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (ii) in issuing OP Units pursuant to the terms of this Agreement, the REIT and Operating Partnership are relying on the representations made by the Contributor herein.

(b) Neither the Contributor nor any Member is relying upon any representations made to it by the Operating Partnership, or any of its partners, officers, employees, or agents that are not contained herein. The Contributor is aware of the risks involved in investing in OP Units and in the REIT Shares issuable upon redemption of OP Units. The Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the federal securities laws and as described in this Agreement and the Operating Partnership Agreement. The Contributor has received and reviewed the Confidential Request for Consent and the REIT Disclosure Memorandum included therewith and related materials, including the Operating Partnership Agreement and has had an opportunity to ask questions of, and to receive answers from, the Operating Partnership and the REIT or a person or persons authorized to act on their behalf, concerning the terms and conditions of an investment in the OP Units and the financial condition, affairs, and business of the Operating Partnership and the REIT. The Contributor confirms that all documents, records and information pertaining to its investment in OP Units that have been requested by the Contributor have been made available or delivered to the Contributor prior to the date hereof.

(c) The Contributor is an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act).

(d) The Contributor understands and acknowledges that certain of the information contained in the Confidential Request for Consent and the REIT Disclosure Memorandum and accompanying documents is incomplete and may be revised, amended or supplemented in amendments to the registration statement to be filed by the REIT with the Securities and Exchange Commission (the “SEC”) in connection with the Offering.

(e) The Contributor understands that the offer and sale of OP Units have not been registered under the Securities Act or any state securities laws and are instead being offered and sold in reliance on an exemption from such registration requirements and that the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein. The OP Units issuable to the Contributor are being acquired by the Contributor solely for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and the Contributor does not have any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale.

(f) The Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP Units.

(g) The Contributor understands that no federal agency (including the SEC) or state agency has made or will make any finding or determination as to the fairness of an investment in the OP Units (including as to the value of the OP Units.

(h) The Contributor understands that there is no established public, private or other market for the OP Units to be acquired by the Contributor hereunder and it is not anticipated that there will be any public, private or other market for such OP Units in the foreseeable future.

(i) The Contributor understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of OP Units.

Section 4.18 NO BROKER. The Contributor has not entered into, and it covenants that it will not enter into, any agreement, arrangement or understanding with any Person which will result in the obligation of the REIT, the Operating Partnership or any Affiliate to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement.

Section 4.19 OWNERSHIP OF CERTAIN ASSETS. Neither the Contributor, any of the Contributed Entities nor any of the Property Entities owns any loan assets or other securities of any issuer except for equity interests in the Contributed Entities or Property Entities.

Section 4.20 EMPLOYEES. None of the Contributor, any of the Contributed Entities or any of the Property Entities has or has ever had any employees.

Section 4.21 TAX MATTERS. The Contributor represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of the Contributed Interests to the Operating Partnership and the receipt of OP Units as the Contribution Consideration therefor, (ii) its admission as a limited partner of the Operating Partnership and (iii) any other transaction contemplated by this Agreement. Neither the Operating Partnership nor the REIT has made any representation to the Contributor nor any Member of the Contributor regarding the tax treatment of the transactions contemplated by this Agreement, and the Contributor further represents and warrants that it has not relied on the Operating Partnership or the Operating Partnership’s representatives or counsel for any tax advice.

Section 4.22 CONSENT OF MAJORITY OF MEMBERS. The Contributor has received written consent and approval of a majority in interest of its Members for the transactions contemplated by this Agreement.

Section 4.23 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into by the Contributor in connection with the Formation Transactions, the Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 PRE-CLOSING COVENANTS.

(a) During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), the Contributor shall use commercially reasonable efforts to (and shall cause each of the Contributed Entities to) conduct its businesses and operate and maintain the Contributed Properties in the ordinary course of business consistent with past practice, pay debt obligations as they become due and payable, and use commercially reasonable efforts to preserve intact current business organizations and preserve relationships with lenders, tenants, suppliers and others having business dealings with it, in each case consistent with past practice.

(b) Without limiting the generality of paragraph (a) above, during the period from the date hereof to the Closing Date and except as otherwise permitted herein, the Contributor shall not (and shall not permit any of the Contributed Entities to) without the prior written consent of the REIT, which consent may be withheld by the REIT in its sole discretion:

(i) (i) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Contributed Interests or make any other changes to the equity capital structure of the Contributor or the Contributed Entities, or (ii) purchase, redeem or otherwise acquire any Contributed Interests;

(c) issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, any limited liability company or partnership interests or other equity interests of the Contributor or of the Contributed Entities, the Contributed Properties or any Contributed Assets or other assets of the Contributor or the Contributed Entities;

(d) amend, modify or terminate any lease, contract or other instruments relating to a Contributed Property, except in the ordinary course of business consistent with past practice;

(e) take or omit to take any action to cause any Lien to attach to any Contributed Property, except for Permitted Liens;

(f) amend its certificate of formation and limited liability company agreement;

(g) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(h) materially alter the manner of keeping the Contributor’s or the Contributed Entities’ books, accounts or records or the accounting practices therein reflected;

(i) file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat the Contributor, any Contributed Entity or Property Entity as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(j) terminate or amend any existing insurance policies affecting any Contributed Property that results in a material reduction in insurance coverage for such Contributed Property;

(k) knowingly cause or permit the Contributor, any Contributed Entity or Property Entity to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws;

(l) take any action or fail to take any action the result of which would have a Fund Material Adverse Effect; or

(m) authorize, commit or agree to take any of the foregoing actions.

Section 5.02 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE CONTRIBUTOR. Each of the Operating Partnership and the Contributor shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

Section 5.03 TAX MATTERS.

(a) Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the use of words and phrases such as “sell,” “sale,” purchase,” and “pay,” the parties hereto acknowledge and agree that with respect to any portion of the Consideration that is payable in OP Units it is their intent that such transaction contemplated hereby shall be treated for federal income tax purposes pursuant to Section 721 of the Code as the contribution of the Contributed Assets by Contributor to the Operating Partnership, in exchange for OP Units, and not as a transaction in which Contributor is acting other than in its capacity as a prospective partner in the Operating Partnership.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Operating Partnership. The parties agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated hereby.

(c) The Contributor shall timely file or cause to be timely filed when due all income Tax Returns required to be filed by the Contributor and shall pay or cause to be paid all income Taxes required to be paid.

(d) The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Contributor and all Tax Returns of each Contributed Entity and Property Entity which are due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Laws.

(e) The REIT, the Operating Partnership and the Contributor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns related to the transactions pursuant to this Agreement and any audit, litigation or administrative, judicial or other inquiry or proceeding with respect to Taxes related to the transactions pursuant to this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The REIT, the Operating Partnership and the Contributor further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(f) Prior to Closing, the Contributor shall deliver to the Operating Partnership a properly executed certificate prepared in accordance with Treasury regulations section 1.1445-2(b) certifying the Contributor’s non-foreign status, and if requested by the Operating Partnership, and any similar withholding certificates or other forms under applicable state, local or foreign Tax laws.

(g) The REIT and the Operating Partnership make no representations or warranties to the Contributor or the Members of the Contributor regarding the Tax treatment of the contributions pursuant to this Agreement or of the other Formation Transactions, or with respect to any other Tax consequences to the Contributor or any Member of the Contributor of this Agreement or the other Formation Transactions. The Contributor acknowledges that each Contributed Entity, each Property Entity, the Contributor and the Members are relying solely on their own Tax advisors in connection with this Agreement and the other Formation Transactions.

Section 5.04 CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS. As of the Closing, the Contributor, on its own behalf and, to the extent permitted to do so pursuant to a Consent Form or otherwise, on behalf of each Member, waives and relinquishes all rights and benefits otherwise afforded to the Contributor and such Members (a) under the Organizational Documents of the Contributed Entities including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option, or similar parallel exit or dissenter rights in connection with the Formation Transactions, the contributions and the Offering, and any right to consent to or approve of the sale or contribution or other transaction undertaken by the other equity holders of the Contributed Entities of the Contributed Assets to the Operating Partnership, the REIT or any Affiliate thereof and any and all notice provisions related thereto, (b) to the extent permissible under applicable Laws, any statutory rights with respect to the Contributed Assets or the Contributed Entities and (c) for claims against the REIT or the Operating Partnership for breach by any of their respective present or former officers, directors, managing members, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or Affiliates or the terms of any applicable Organizational Documents. The Contributor acknowledges, on its own behalf and, to the extent permitted to do so pursuant to a Consent Form or otherwise, on behalf of each Member, that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents of any Contributed Entity, Property Entity or other agreements among one or more holders of Contributed Assets or one or more of the partners or members of any Contributed Entity or Property Entity. With respect to each Contributed Entity, each Property Entity and each Contributed Property, the Contributor expressly gives, on its own behalf and, to the extent permitted to do so pursuant to a Consent Form or otherwise, on behalf of each Member, all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution and other Formation Transactions relating to such Contributed Entity, Property Entity or Contributed Property. In addition, the Contributor agrees, on its own behalf and, to the extent permitted to do so pursuant to a Consent Form or otherwise, on behalf of each Member, that if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents of the applicable Contributed Entity or Property Entity to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Organizational Documents of any Contributed Entity or Property Entity, which shall remain in full force and effect without modification.

Section 5.05 ALTERNATE TRANSACTION. In the event that the REIT determines that a structure change is necessary, advisable or desirable, the REIT may elect, in its sole and absolute discretion, to effect an Alternate Transaction (subject to the limitations in the definition thereof), without the need for the REIT to seek any further consent or action from the Contributor or any Member, and the Contributor shall, and it shall cause its Members and Subsidiaries to, enter into such agreements as shall be necessary to consummate the Alternate Transaction. Without limiting the foregoing, in lieu of this Agreement, the REIT may elect to cause the Contributor to enter into an agreement and plan of merger with the Operating Partnership pursuant to which the Contributor will merge with and into the Operating Partnership and the membership interests in the Contributor will be converted automatically into the right to receive OP Units. In the event that an Alternate Transaction is used to effect the transactions contemplated by this Agreement, then the REIT may elect to terminate this Agreement without any liability or obligation to any Person.

Section 5.06 EXCLUDED ASSETS. The parties hereby agree that the Operating Partnership shall have the right, in its sole discretion, to exclude any Contributed Property or Contributed Interest (the “Excluded Assets”), from this contribution after the date hereof until the Closing, provided that the Operating Partnership shall provide prior written notice to the Contributor regarding such exclusion, and in such event, an appropriate adjustment to the Contribution Consideration shall be made.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)	if to the REIT or the Operating Partnership, to:

Physicians Realty Trust

240 East Wisconsin Street

Suite 1900

Milwaukee, Wisconsin 53202

Attention: Mr. John Thomas

(b)	if to the Contributor:

Ziegler Healthcare Real Estate Fund III

240 East Wisconsin Street

Suite 1900

Milwaukee, Wisconsin 53202

Attention: Mr. John Sweet

Section 6.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Accredited Investor” has the meaning set forth in Rule 501(a) of Regulation D under the Securities Act.

(b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c) “Alternate Transaction” means any transaction structure, other than that contemplated by this Agreement, pursuant to which the REIT, the Operating Partnership or any of their Subsidiaries acquire all or a portion of the interests in the Contributor or the Contributed Assets or the assets held directly or indirectly by the applicable Ziegler Fund Entities in a transaction pursuant to which the Contributor or the Members receive the number of OP Units that were to be received by the Contributor pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets acquired by the REIT, the Operating Partnership or any of their Subsidiaries pursuant to such Alternate Transaction); provided, that such structure will not (i) result in a breach of the Contributor’s or any applicable Contributed Entity’s or Property Entity’s Organizational Documents and (ii) would not give rise to dissenters’ or appraisal rights by the Members, unless such rights have been fully waived by all such Members.

(d) “Assignment and Assumption of Membership Interests” means that certain Assignment and Assumption of Membership Interests, dated as of the Closing Date and executed by the parties thereto, substantially in the form attached hereto as Exhibit C.

(e) “Assumed Contracts” means all leases agreements, commitments, understandings and licenses of the Contributor or the Contributed Entities with respect to the Contributed Properties.

(f) “Assumed Liabilities” means the mortgage indebtedness relating to the Contributed Properties described in Exhibit E.

(g) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Wisconsin.

(h) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(i) “Consent Form” means the consent form provided to a Member in connection with obtaining such Member’s consent to the transactions contemplated by this Agreement.

(j) “Contributed Assets” means all of the Contributor’s right, title and interest in, under and to all of the assets, properties and rights of the Contributor of every kind, nature and description, whether such assets, properties and rights are real, personal or mixed, tangible or intangible, including without limitation:

(i) the Contributed Interests;

(ii) cash and cash equivalents;

(iii) all accounts or notes receivable held by the Contributor, and any security, claim, remedy or other right related to any of the foregoing;

(iv) the Assumed Contracts;

(v) all permits, including environmental permits, which are held by the Contributor and required for the conduct of the Contributor’s business as currently conducted or for the ownership and use of the Contributed Assets;

(vi) all rights to any actions, claims or suits of any nature available to or being pursued by the Contributor to the extent related to the Contributor’s business, the Contributed Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(vii) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of taxes);

(viii) all of the Contributor’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Contributed Assets;

(ix) all insurance benefits, including rights and proceeds, arising from or relating to the Contributor’s business, the Contributed Assets or the Assumed Liabilities;

(x) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer and tenant data, other records and data (including all correspondence with any Governmental Authority), strategic plans, internal financial statements, marketing and promotional surveys, and other similar documents and data; and

(xi) all goodwill and the going concern value of the Contributor’s business.

(k) “Contributed Properties” means all Properties owned directly or indirectly, in whole or in part, by the Contributed Entities, as identified on Exhibit A.

(l) “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(m) “Excluded Assets” has the meaning set forth in Section 5.06.

(n) “Formation Transaction Documents” means the agreements and documents identified in Exhibit D hereto.

(o) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documents.

(p) “Fund Material Adverse Effect” means any material adverse change in the assets, business, condition (financial or otherwise), results of operation or prospects of the Contributor, the Contributed Entities and Contributed Properties, taken as a whole.

(q) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(r) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(s) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(t) “Member” means a Member of the Contributor.

(u) Offering Closing Date” means the closing date of the Offering.

(v) “Offering Price” means the initial offering price of a REIT Share in the Offering.

(w) “OP Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Operating Partnership and the Operating Partnership Subsidiaries, taken as a whole.

(x) “Organizational Documents” means the certificate of formation, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement or operating agreement, of the Contributor, any Contributed Entity and any Property Entity.

(y) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by Governmental Authorities having jurisdiction over the Contributed Properties, provided that all Contributed Properties (including any improvements located thereon and the current use thereof) are in compliance with all such zoning, entitlement, building and other land use Laws in all material respects and no zoning, entitlement, building or other land use law could reasonably be expected to materially impair the use of the Contributed Properties for the purposes for which they are currently being used; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters, provided that all of the Contributed Properties (including any improvements located thereon and the current use thereof) do not violate any such covenants, conditions or restrictions in any material respect and further provided that none of such covenants, conditions or restrictions of record materially impair the use of the Contributed Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under Leases in effect as of the Closing Date; (vi) any exceptions contained in any title policy (including any policy issued to a secured lender) relating to the Contributed Properties as of the Closing Date and that do not materially impair the use of the Contributed Properties for the purposes for which they are currently being used; and (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP, and which are not, in the aggregate, material to the business, operations and financial condition of the Contributed Properties so encumbered.

(z) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(aa) “Properties” means the real properties owned directly or indirectly, in whole or in part, by the Ziegler Fund Entities.

(bb) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(cc) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) (A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(dd) “Tax” means all federal, state, local and foreign income, gross receipts, license, personal property, real property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(ee) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 6.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 6.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the other Formation Transaction Documents and the Consent Forms to which the Members are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person (including any Member) other than the parties hereto. All exhibits hereto are hereby incorporated by reference herein.

Section 6.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 6.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Milwaukee, Wisconsin, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 6.08 DISPUTE RESOLUTION. The parties intend that this Section 6.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 6.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 6.08(a) above shall be submitted to final and binding arbitration in Milwaukee, Wisconsin before one neutral and impartial arbitrator, in accordance with the Laws of the State of Wisconsin for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the REIT and the Operating Partnership, on the one hand, and the Contributor, on the other hand, shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the REIT and the Operating Partnership and the Contributor cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 6.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Laws, but if any provision is held invalid, illegal or unenforceable under applicable Laws in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 6.10 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 6.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Contributor and to enforce specifically the terms and provisions hereof in any federal or state court located in Wisconsin, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

Section 6.12 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 6.13 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.14 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or the Contributor.

Section 6.15 CONSENT OF PARTNER, MANAGER OR MEMBER. In accordance with the terms of certain of the agreements governing the Contributed Interests, the undersigned, in its capacity as a partner, manager or member of one or more of the Contributed Entities, consents to the applicable transfers contemplated in Section 1.01 hereof and the admission of the Operating Partnership or a subsidiary of the Operating Partnership as a substituted partner or member in each applicable Contributed Entity and waives any right of first refusal which the undersigned has with respect of the transfer of any of the Contributed Interests to the Operating Partnership.

Section 6.16 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of the Contributor, at any time prior to the Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the Contributor, without the prior written consent of the Contributor.

Section 6.17 INDEMNIFICATION PROVISIONS.

(a) Indemnification. The Contributor shall indemnify, hold harmless and defend the Operating Partnership and the REIT, and their respective officers, directors, employees, stockholders, partners, agents and affiliates (each an “Indemnified Party”), from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, interest, penalties, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) asserted against, imposed upon or incurred by the

Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of the Contributor contained in this Agreement. In each case, the Contributor shall only bear the fees, costs or expenses in connection with the employment of one counsel (regardless of the number of Indemnified Parties).

(b) The Contributor shall also indemnify and hold harmless the Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Parties to the extent resulting from any third-party claim relating to the Contributed Interests arising from matters that occurred prior to Closing.

(c) With respect to any claim of an Indemnified Party pursuant to this Section 6.17, to the extent available, the Operating Partnership agrees to use diligent good faith efforts to pursue and collect any and all available proceeds and benefits of any right to defense under any insurance policy that covers the matter which is the subject of the indemnification prior to seeking indemnification from the Contributor until all proceeds and benefits, if any, to which the Operating Partnership or the Indemnified Party is entitled pursuant to such insurance policy having been exhausted; provided, however, that the Operating Partnership may make a claim under this Section 6.17 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by the Contributor for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse the Contributor in an amount equivalent to such proceeds in excess of any deductible amount up to the amount actually paid (or deemed paid) by the Contributor to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by the Contributor with respect to insurance coverage disputes shall constitute Losses paid by the Contributor for purposes of Section 6.17(a) hereof).

(d) Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Section 6.17, the Indemnified Party shall give notice thereof to the Contributor, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 6.17(c) hereof; provided that failure to give notice to the Contributor will not relieve the Contributor from any liability that it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of the Contributor by reason of the inability or failure of the Contributor (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by law, such Indemnified Party shall deliver to the Contributor, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim. The Indemnified Party shall permit the Contributor, at the Contributor’s option and expense, to assume the defense of any such claim by counsel selected by the Contributor and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its sole expense; and provided further, however, that the Contributor shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a full and complete release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid (or deemed paid) in full by the Contributor. If the Contributor shall not have undertaken such defense within 20 days after such notice, or within such shorter time as may be reasonable under the circumstances to the extent required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of the Contributor and at the Contributor’s sole cost and expense (subject to the limitations in Section 6.17(e) and (f) hereof).

(e) Limitations on Indemnification.

(i) The Contributor shall not be liable for any indemnification hereunder unless and until the total amount recoverable by the Indemnified Parties under this Section 6.17 exceeds one percent (1%) of the value of the aggregate Consideration (valuing OP Units at a value per OP Unit equal to the Offering Price) and then only to the extent of such excess, provided that in no event shall the Contributor be liable for indemnification hereunder for an aggregate amount exceeding ten percent (10%) of the aggregate Consideration (valuing OP Units at a value per OP Unit equal to the Offering Price).

(ii) Notwithstanding anything contained herein to the contrary, before taking recourse against any assets of the Contributor and subject to the limitations set forth in the following sentence, the Indemnified Parties shall look, first to available insurance proceeds (including without limitation any title insurance proceeds, if applicable) pursuant to Section 6.17(c) above, and then to indemnification under this Section 6.17, (and agree to treat any return of OP Units in satisfaction of indemnification obligations hereunder as an adjustment to the consideration delivered to the Contributor hereunder). Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or in the event of Losses relating to a third-party claim, the Contributor shall not be liable to the Indemnified Parties for any indirect, special or consequential damages, loss of profits, taxes relating to tax years beginning on or after Closing, loss of value or other similar speculative damages asserted or claimed by the Indemnified Parties.

(f) Limitation Period.

(i) Any claim for indemnification under this Section 6.17 must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or prior to the first (1st) anniversary of the Closing.

(ii) If an applicable claim is asserted in writing on or prior to the first (1st) anniversary of the date of Closing such claim shall survive until resolved by mutual agreement between the Contributor and the Indemnified Party or by arbitration or court proceeding.

(g) Delivery of Indemnification Amounts. Indemnification payments may be made by the Contributor in the form of cash or OP Units. To the extent indemnification is made through delivery by the Contributor of OP Units, such OP Units shall be valued at an amount per OP Unit equal to the Offering Price. The Contributor hereby authorizes the REIT, as general partner of the Operating Partnership, to take all such action as may be necessary to amend the Partnership Agreement, and any exhibits or schedules thereto, to reflect the delivery of any OP Units by the Contributor to the Operating Partnership as an indemnification payment hereunder and to reflect that the Contributor has no further right, title or interest with respect to any such OP Units.

Section 6.18 MISCELLANEOUS. Any representation made by the Contributor, any Contributed Entity or any Property Entity that is qualified by “knowledge” shall mean the actual knowledge of John Sweet and Mark Theine.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

PHYSICIANS REALTY L.P., a Delaware limited partnership

By:	PHYSICIANS REALTY TRUST, a Maryland real estate investment trust
Its:	General Partner

By:	/s/ John T. Thomas
Name:	John T. Thomas
Title:	President and Chief Executive Officer

PHYSICIANS REALTY TRUST a Maryland real estate investment trust

By:	/s/ John T. Thomas
Name:	John T. Thomas
Title:	President and Chief Executive Officer

ZIEGLER HEALTHCARE REAL ESTATE FUND III, LLC, a Delaware limited liability company

By:	B.C. Ziegler and Company, its Manager

By:	/s/ John Sweet
Name:	John Sweet
Title:	Managing Director

[Signature Page to Contribution Agreement]